Exhibit 10(v)
REVISED SUMMARY SHEET
OF
2008 COMPENSATION
Director Compensation
Employee Directors
Directors who are employees of the Company receive no separate compensation for Board service. Mr. Vea and Mr. Stevens are the only directors who are also employees of the Company, and they do not receive any additional compensation for such service.
Non-Employee Directors
Non-employee directors currently receive the following compensation:
Annual Retainer:
•	$12,000 restricted stock retainer, which vests over a three year period, issued under the Company’s 2007 Equity Incentive Plan. A copy of the 2007 Equity Incentive Plan is filed as an exhibit to the Company’s Form 8-K filed on April 20, 2007.

•	$12,000 cash retainer payable in four quarterly payments.
Meeting Fees:
•	$900 cash fee for each Board of Directors meeting of the Company attended.

•	$600 cash fee for each committee meeting attended.
Presiding Independent Director/Committee Chair Fees:
•	$2,000 fee payable in four quarterly payments to Presiding Independent Director.

•	$2,000 fee payable in four quarterly payments to Committee Chairs.
Other:
•	$900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

•	Reimbursement for travel and other expenses incurred for attending seminars or other training sessions.

•	Reimbursement for accommodations, travel or meals in connection with attending corporate, board or other authorized functions, which includes Board of Directors meetings, committee meetings, and Board retreats.
Under the Corporate Governance Principles, non-employee directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director.
Compensation of Named Executive Officers
     The executive officers of the Company serve at the discretion of the Board of Directors. The following are the current base salaries effective April 20, 2007, for the Company’s Chief Executive Officer, Chief Financial Officer and its other most highly compensated current executive officers who will be identified in the Company’s proxy statement for the 2008 annual meeting (the “Named Executive Officers”):

Michael T. Vea, Chairman,	$468,180
President and Chief Executive Officer

Martin M. Zorn, Executive	$271,500
Vice-President, Chief Risk Officer and Secretary

Archie M. Brown, Executive	$271,500
Vice-President, Commercial and Consumer Banking

Raymond D. Beck, Executive	$205,000
Vice-President, Chief Credit Officer

Roger M. Watson, Executive	$210,000
Vice-President, Division Manager, Commercial Real Estate
     The Compensation Committee of the Board of Directors determines and approves the compensation payable to the executive officers. Mr. Vea, Mr. Zorn and Mr. Brown are parties to employment agreements with the Company. A copy of Mr. Vea’s employment agreement is filed as an exhibit to the 2006 10-K. On May 22, 2007, the Compensation Committee approved employment agreements for Mr. Zorn and Mr. Brown. Copies of Mr. Zorn and Mr. Brown’s employment agreements are filed as exhibits to the 10-Q for the quarterly period ended June 30, 2007. Their current salaries are currently based on the terms of their employment agreement and may be increased by action of the Compensation Committee. On May 22, 2007, Mr. Beck and Mr. Watson entered into a Change in Control Benefits Agreement. A copy of Mr. Beck and Mr. Watson’s Change in Control Benefits Agreements are filed as exhibits to the 10-Q for the quarterly period ended June 30, 2007.
Cash Incentives.
     During 2007, the Named Executive Officers participated in the 2007 Annual Cash Incentive Plan, or the 2007 Cash Plan. The 2007 Cash Plan created opportunities for additional cash compensation based on the achievement of short-term (one year) performance goals. The amount of the opportunities was set at “minimum”, “target”, and “maximum” levels. The amount of the cash incentives paid to those officers for 2007 is shown in the Summary Compensation Table.
Equity-Based Incentives.
     During 2007, the Named Executive Officers participated in the 2007 Equity Incentive Plan, or the 2007 Equity Plan. The 2007 Equity Plan created opportunities for additional compensation that is tied to the performance of our stock and aligned with the interests of our shareholders. In making its award decisions, the Compensation Committee gave consideration to (1) the executive’s total compensation both for 2006 and the amount of the award necessary to place the executive’s total compensation at the 50th percentile of the peer group; (2) the committee’s qualitative assessment of our overall performance in 2006; and (3) with respect to the named executives other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. In addition, the Compensation Committee considered comparative total compensation information for the peer group, tally sheets for the preceding two years, our overall financial performance during the period that an executive officer has held his position, the difficulty of replacing an executive officer with another of comparable experience and skill, and how compensation decisions could assist us in achieving the goals set out in our strategic plan.
     The stock option and restricted stock awards granted to the named executive officers for 2007 are shown in the Grants of Plan-Based Awards Table in the 2008 proxy statement.
2008 Executive Compensation Decisions.
     The Compensation Committee continuously evaluates the design of our executive compensation program and approved some design changes intended to reflect our revised strategic plan for 2008. For annual cash incentives, the Compensation Committee expects to set goals for performance measures intended to achieve median performance of the peer group and reduce payout opportunities at the “target” and “maximum” levels.
     The value of the award opportunities for equity-based incentives will be increased so that more of the executive’s total compensation is tied to the performance of our common stock and aligned with the interests of shareholders. The equity awards will be allocated between SARs (50%) and restricted stock (50%) using their grant date fair value, with each award vesting equally over three years.
     In addition, the Compensation Committee is considering making a “stretch” equity award tied to improvement in total shareholder return/stock performance over a multi-year period.
Other Compensation of Named Executive Officers
     The Summary Compensation Table in the Company’s 2008 proxy statement identified the aggregate perquisites and other personal benefits received by each of the Named Executive Officers which equal or exceed $10,000. The primary perquisites for Messrs. Vea, Brown and Zorn include an automobile allowance and social club membership dues.
     The Company also provides matching contributions to the accounts of the Named Executive Officers under its Employees 401(k) Plan and pays for term life insurance for each of the Named Executive Officers.
Agreements with Other Executive Officers
     Mr. Bradley M. Stevens, Executive Vice President of the Company and President and CEO – Chicago Region of Integra Bank entered into an Employment Agreement with an effective date of April 9, 2007, the date the Prairie Financial Corporation acquisition was completed. On May 22, 2007, the Compensation Committee approved Change in Control Benefits Agreements with Mr. Roger M. Duncan, Executive Vice President, Evansville and Community Banking Division President, and Mr. Michael B. Carroll, Senior Vice President and Controller. Mr. Stevens’ agreement is filed as an exhibit to the 10-Q for the quarterly period ended March 31, 2007. Mr. Duncan and Mr. Carroll’s agreements are filed as exhibits to the 10-Q for the quarterly period ended June 30, 2007.